Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2026 Second-Quarter & First Six-Months Results
and Updates 2026 Full-Year Adjusted Diluted EPS Forecast for Currency Only;
Second-Quarter Reported Diluted EPS declined by 7.7% to $1.80;
Adjusted Diluted EPS grew by 15.2% to $2.20; and by 13.6% excluding currency;
STAMFORD, CT, July 22, 2026 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2026 second quarter results.1
"We delivered outstanding results in the second quarter, driving net revenues to over $11 billion for the first time with excellent growth across all headline metrics," said Jacek Olczak, Group CEO PMI.
"With a robust first half under our belt, including continued momentum and strong results in our smoke-free business, we are well positioned to deliver on our full-year targets while investing for future growth."

Results Highlights - Second Quarter 2026
Shipments increased by 2.5% in the quarter, driven by a 7.5% increase in smoke-free mainly due to IQOS and complemented by a resilient combustible segment, notably in markets where SFPs are banned or have a limited market presence.
Net revenues increased by 10.4% (7.6% organically) to $11.2 billion, with both the smoke-free (up by 11.7%, 9.7% organically) and combustibles (up by 9.5%, 6.1% organically) businesses contributing positively. Our smoke-free business accounted for approximately 42% of total net revenues (up by 0.5pp vs. Q2 last year) with PMI smoke-free products (SFP) now available in 109 markets.
Gross profit increased by 11.5% (8.7% organically), expanding gross margins through strong pricing, scale and SFP mix benefits. Operating income increased by 22.0% (10.7% organically).
Reported diluted EPS of $1.80 was unfavorably impacted by the non-cash impairment of the RBH equity investment. Adjusted diluted EPS of $2.20 grew by 15.2%, or by 13.6% excluding a 3 cent favorable currency impact, which was above prior expectations primarily due to transactional effects.
International Smoke-Free Segment
Group performance continued to be driven by the international smoke-free business, with net revenue growth of 14.2% (11.8% organically) fueled by 8.0% volume growth. Gross profit growth of 17.1% (14.6% organically) reflects the increasing profitability of our portfolio. IQOS remains the primary growth engine, notwithstanding expected transient headwinds in Japan and Poland.
Heat-not-burn SFP: IQOS continued to lead the growth of the global category, in which PMI holds around three-quarters volume share. IQOS gained 0.2pp to reach 9.2% of combined cigarette and HTU industry volumes in markets where present, and grew shipment volumes by 7.6%. HTU adjusted in-market sales (IMS) volume grew by 5.1%, reflecting broad-based growth notwithstanding the expected pantry de-loading and initial consumer adjustment following the April 1 excise-driven price increase in Japan, and the impact of the characterizing flavor ban in Poland. Excluding Japan and Poland, adjusted IMS grew by 10%.
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 22, 2026, and here.

•In Japan, while PMI HTU adjusted IMS declined by an estimated 3.4%, it grew by 1.0% excluding the estimated pantry de-loading impact, broadly in-line with our expectations as consumers adjusted following our excise-driven price increase, which was the largest in the industry. IQOS maintained a strong category share, exiting the quarter with 68% in June, with SENTIA playing a key role in capturing price sensitive TEREA consumers.
•In Europe, IQOS HTU adjusted IMS grew by an estimated 5.1% and IQOS HTU adjusted market share increased by 1.0pp to 11.8%, notwithstanding ongoing disruptions in Ukraine and the impact of the characterizing flavor ban in Poland. This growth was led by strong performance in many markets, notably Germany, Romania, Greece and Spain. Adjusted IMS in Italy continued its strong trajectory (up by 10.8%), underscoring the category's significant potential across the region. Excluding markets where the characterizing flavor ban became effective in the last year, adjusted IMS volumes grew by around 8%.
•Outside Europe and Japan, adjusted IMS grew by 14.4% and offtake share increased in key cities across the globe, including Mexico City, Jakarta, Riyadh, Kuala Lumpur and Taipei. We continue to make progress in unlocking new markets, including Argentina which introduced legislation regulating the commercialization and sale of the heat-not-burn category in May.
Oral SFP: Robust modern oral volume growth of 14.7% (26.3% excluding the Nordics) to 0.6 billion pouches was more than offset by continued declines in the legacy snus business in the Nordics, resulting in a total oral SFP volume decrease of 7.0%. We continue to expand into new geographies, with ZYN now available in 60 markets and strongly growing volumes in key opportunity markets such as Pakistan, Poland and the UK. Our focus remains on introducing the segment to legal-age smokers with a relevant product portfolio, including a range of nicotine strengths and adult-appropriate flavors that meet consumer expectations.
E-vapor SFP: We are delivering increasingly profitable growth in VEEV, with quarterly shipments up by 55.1%. VEEV now holds the clear #1 closed pod position in Europe, with continued strong growth across a range of markets, notably Germany, Romania and Greece. PMI remains committed to building and commercializing the brand in a focused, responsible and profitable manner, leveraging its key role as part of our multicategory portfolio.
International Combustibles Segment
Cigarette volume increased by 1.1%, with growth in markets such as Turkey, Indonesia and Egypt outweighing declines in other markets. Net revenues grew by 9.8% (6.4% organically) driven by an exceptional quarter of 10.0% pricing, partly offset by geographic mix. Gross profit grew by 11.5% (8.0% organically). Our cigarette category volume share stood at 25.3% (flat vs. prior year) despite adverse market mix. Marlboro continued to gain share (up by 0.3pp) matching its record category share of 11.0%.
U.S. Segment
In the U.S., we delivered a significant sequential improvement in both net revenues and adjusted gross profit compared to a challenging first quarter, with a 0.7% year-on-year net revenue decline (down 0.9% organically) composed of a broadly stable top-line for ZYN, declines in cigars, and an unfavorable phasing dynamic in Wellness. ZYN offtake volumes were flat to slightly growing versus the prior year in a growing category, largely as a result of the uneven competitive landscape. ZYN shipments increased by 1.8% to 2.9 billion pouches, despite an inventory tailwind in Q2 2025. In June, we expanded the ZYN portfolio with the first shipments of ZYN ULTRA (9mg and 11mg moist variants at a lower price-per-pouch), as well as additional flavors within the ZYN dry flagship lineup. These launches are an important step in enhancing the portfolio and optimizing ZYN's price premium, ensuring ZYN can effectively play in the most dynamic growing segments of the category. We plan to continue expanding the ZYN lineup with the launch of 1.5mg and 8mg dry variants in the third quarter. To support the newly expanded ZYN portfolio, we intend to accelerate U.S. investments in the second half to maximize the long-term value of the brand and also prepare for the future launch of IQOS ILUMA. On June 30, the FDA granted MRTP authorization to 20 variants in the flagship ZYN range, the first and only for a nicotine pouch product. This serves as another example of the robust science behind our products and their potential to reduce the harm caused by smoking.

Second-Quarter 2026 Performance Highlights

Shipment Volume (billion equivalent units)	PMI		International Smoke-Free		International Combustibles		U.S.
	Q2	vs. PY	Q2	vs. PY	Q2	vs. PY	Q2	vs. PY
Total	205.2	2.5%	44.7	8.0%	156.9	1.1%	3.5	1.8%
Cigarettes	156.9	1.1%			156.9	1.1%
SFP	48.2	7.5%	44.7	8.0%			3.5	1.8%
HTU	41.8	7.6%	41.8	7.6%			–	100%
Oral SFP	5.1	(1.2)%	1.6	(7.0)%			3.5	1.8%
E-Vapor	1.3	55.1%	1.3	55.1%
"-" indicates zero volumes or less than 50 million units

	PMI	International Smoke-Free	International Combustibles	U.S.

Net Revenues ($ bn)	$11.2	$3.9	$6.5	$0.9
reported vs. Q2 2025	10.4%	14.2%	9.8%	(0.7)%
organic vs. Q2 2025	7.6%	11.8%	6.4%	(0.9)%

Gross Profit ($ bn)	$7.7	$2.7	$4.4	$0.6
reported vs. Q2 2025	11.5%	17.1%	11.5%	(9.2)%
organic vs. Q2 2025	8.7%	14.6%	8.0%	(8.9)%

OCI ($ bn)	$4.7	$4.6		$0.1
reported vs. Q2 2025	21.9%	25.0%		(52.5)%
organic vs. Q2 2025	10.6%	13.2%		(19.1)%

Operating Income ($ bn)	$4.5
reported vs. Q2 2025	22.0%
organic vs. Q2 2025	10.7%
Note: Sums might not foot to total due to rounding.

	2026	2025	Change
Reported Diluted EPS	$1.80	$1.95	(7.7)%
Amortization of intangibles	0.13	0.12
Fair value adjustment for equity security investments	(0.06)	(0.17)
Restructuring charges	–	0.13
Income tax impact associated with Swedish Match AB financing	0.01	(0.18)
Impairment related to the RBH equity investment	0.33	–
Egypt sales tax settlement adjustment	(0.01)	–
Impairment of goodwill	–	0.03
Tax items	–	0.03
Adjusted Diluted EPS	$2.20	$1.91	15.2%
Less: Currency	0.03
Adjusted Diluted EPS, excluding Currency	$2.17	$1.91	13.6%

First Six Months 2026 Performance Highlights

Shipment Volume (billion equivalent units)	PMI		International Smoke-Free		International Combustibles		U.S.
	YTD	vs. PY	YTD	vs. PY	YTD	vs. PY	YTD	vs. PY
Total	389.4	0.4%	88.8	9.9%	294.2	(1.9)%	6.3	(10.0)%
Cigarettes	294.2	(1.9)%			294.2	(1.9)%
SFP	95.2	8.3%	88.8	9.9%			6.3	(10.0)%
HTU	83.1	9.4%	83.0	9.4%			–	+100%
Oral SFP	9.6	(8.8)%	3.2	(6.1)%			6.3	(10.1)%
E-Vapor	2.6	72.0%	2.6	72.0%
"-" indicates zero volumes or less than 50 million units

	PMI	International Smoke-Free	International Combustibles	U.S.

Net Revenues ($ bn)	$21.3	$7.7	$12.1	$1.5
reported vs. YTD 2025	9.8%	19.2%	8.4%	(16.1)%
organic vs. YTD 2025	5.3%	13.7%	3.8%	(16.5)%

Gross Profit ($ bn)	$14.6	$5.4	$8.2	$0.9
reported vs. YTD 2025	10.9%	22.6%	10.7%	(27.9)%
organic vs. YTD 2025	6.4%	16.9%	6.1%	(27.5)%

OCI ($ bn)	$8.7	$8.8		$(0.1)
reported vs. YTD 2025	13.6%	20.4%		-(100)%
organic vs. YTD 2025	5.9%	11.7%		(50.2)%

Operating Income ($ bn)	$8.4
reported vs. YTD 2025	16.1%
organic vs. YTD 2025	6.1%
Note: Sums might not foot to total due to rounding.

	2026	2025	Change
Reported Diluted EPS	$3.36	$3.67	(8.4)%
Amortization of intangibles	0.25	0.24
Fair value adjustment for equity security investments	0.16	(0.26)
Restructuring charges	0.01	0.13
Income tax impact associated with Swedish Match AB financing	0.06	(0.24)
Impairment related to the RBH equity investment	0.33	–
Egypt sales tax settlement adjustment	(0.01)	–
Impairment of goodwill	–	0.03
Tax items	–	0.03
Adjusted Diluted EPS	$4.16	$3.60	15.6%
Less: Currency	0.22
Adjusted Diluted EPS, excluding Currency	$3.94	$3.60	9.4%

Middle East Conflict
The Middle East conflict has had a minor impact on our business so far, mainly impacting transport, energy and other input costs, as was expected. While we have observed increased energy prices and some disruption in energy supply in a number of markets, it has not yet resulted in a discernible shift in consumer behavior. The situation remains volatile, and it is difficult to assess the broader long term implications for the consumer or the global cost environment. In our full-year forecast we do not assume a prolonged impact, however we have factored in some increases in transport, energy and other input costs. We will continue to closely monitor developments to assess the mid-to-long term consequences.

Non-Cash Impairment of RBH Equity Investment
In May 2026, pursuant to its obligation under its court-approved plan of compromise and arrangement ("Plan"), PMI's deconsolidated Canadian affiliate, RBH, provided an annual business plan to its Plan Administrator containing updated five-year financial projections reflecting current industry dynamics. As a result, PMI determined that the estimated fair value of its investment in RBH was lower than its carrying value and recorded a non-cash impairment charge of $511 million in the second quarter of 2026, representing 33 cents of diluted EPS. RBH remains deconsolidated from the PMI group, with a remaining carrying value of $51 million as of June 30.

2026 Full-Year Forecast

	2026 Forecast			2025	Growth

Reported Diluted EPS	$7.19	-	$7.34	$ 7.26
Adjustments
Amortization of intangibles	0.50			0.50
Fair value adjustment for equity security investments	0.16			(0.18)
Restructuring charges	0.03			0.14
Income tax impact associated with Swedish Match AB financing	0.06			(0.25)
Impairment related to the RBH equity investment	0.33			—
Egypt sales tax settlement adjustment	(0.01)			—
Other 2025 adjustments(1)	–			0.07
Total Adjustments	1.07			0.28
Adjusted Diluted EPS	$8.26	-	$8.41	$ 7.54	9.5%	-	11.5%
Less: Currency	0.15
Adjusted Diluted EPS, excluding currency	$8.11	-	$8.26	$ 7.54	7.5%	-	9.5%
(1) Includes: $0.10 Germany excise tax classification litigation charge; ($0.10) RBH (Canada) Plan Implementation, including dividend income, net; $0.09 Impairment of Wellness business related equity investment; $0.06 Loss on expected sale of consumer accessories and other businesses; $0.03 Impairment of goodwill; ($0.11) Tax items
Reported diluted EPS is forecast to be in a range of $7.19 to $7.34, at prevailing exchange rates. Excluding a total 2026 adjustment of $1.07 per share, this forecast represents a projected increase of 9.5% to 11.5% versus adjusted diluted EPS of $7.54 in 2025. This includes a favorable currency impact of $0.15, at prevailing exchange rates (previously $0.20), as versus our previous forecast the benefit of transactional gains in the second quarter are more than offset by translational effects of the strengthening U.S. dollar. Excluding currency, this forecast represents a projected increase of 7.5% to 9.5% versus adjusted diluted EPS of $7.54 in 2025, as outlined in the above table.
2026 Full-Year Forecast Assumptions
•Broadly stable to slightly growing (previously broadly stable) total PMI cigarette and SFP shipment volume, with high-single digit SFP shipment volume growth, and a cigarette shipment volume decline of 2% to 3% (previously around 3%);
•Net revenue growth of 5% to 7% on an organic basis;
•Organic operating income growth of 7% to 9%;
•Full-year amortization of acquired intangibles of $0.50 per share;
•Broadly stable net financing costs;
•An effective tax rate, excluding discrete tax events, of around 21.5%;
•Operating cash flow around $13.5 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of $1.4 to $1.6 billion, predominantly supporting the smoke-free business;
•Further net debt to adjusted EBITDA ratio improvement as we target a ratio of close to 2.0x by the end of 2026, at prevailing exchange rates;
•No share repurchases; and
•Third quarter adjusted diluted EPS of $2.20 to $2.25, including an estimated unfavorable currency impact of 8 cents at prevailing exchange rates.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Second-Quarter 2026 Operating Review

Net Revenues (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$10,140	$3,395	$5,883	$862
Price	689	86	588	15
Volume/Mix/Other	81	316	(212)	(23)
Acquisitions & Divestitures	(17)	(17)	—	—
Currency	299	98	200	1
2026	$11,192	$3,877	$6,459	$856
vs. Q2 2025	10.4%	14.2%	9.8%	(0.7)%
Organic growth	7.6%	11.8%	6.4%	(0.9)%
2

Gross Profit (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$6,866	$2,319	$3,936	$611
Price	689	86	588	15
Volume/Mix/Other	(43)	198	(217)	(24)
Cost	(47)	56	(56)	(47)
Acquisitions & Divestitures	(4)	(4)	—	—
Currency	198	62	137	(1)
2026	$7,659	$2,716	$4,388	$555
vs. Q2 2025	11.5%	17.1%	11.5%	(9.2)%

Adjustments*	6	1	—	5
2026 Adjusted Gross Profit	$7,665	$2,717	$4,388	$560
vs. Q2 2025	11.5%	17.1%	11.5%	(9.0)%
Organic growth	8.7%	14.6%	8.0%	(8.9)%

2026 Adj. Gross Profit Margin	68.5%	70.1%	67.9%	65.4%
vs. Q2 2025	0.7pp	1.8pp	1.0pp	(6.0)pp
Organic growth	0.7pp	1.7pp	1.0pp	(5.8)pp
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 22, 2026.

PMI (in millions)				Variance Favorable / (Unfavorable)
	2026	2025	Change	Total	Price	Volume / Mix / Other	Cost	Acq. / Divest.	Currency
Net Revenues	11,192	10,140	10.4%	1,052	689	81	–	(17)	299
Cost of Sales(1)	(3,533)	(3,274)	(7.9)%	(259)	–	(124)	(47)	13	(101)
Gross Profit	7,659	6,866	11.5%	793	689	(43)	(47)	(4)	198
Marketing, Administration and Research Costs(2)	(2,981)	(2,988)	0.2%	7	–	–	114	2	(109)
Impairment of goodwill	—	(41)	+100%	41	–	–	41	–	–
Corporate Expenses & Other	(148)	(125)	(18.4)%	(23)	–	–	(10)	–	(13)
Operating Income	4,530	3,712	22.0%	818	689	(43)	98	(2)	76
Adjustments*	(243)	(534)	54.5%	291	–	–	291	–	–
Adj. Operating Income	4,773	4,246	12.4%	527	689	(43)	(193)	(2)	76

Adj. OI Margin	42.6%	41.9%	0.7pp
(1) Includes $6 million in 2026 and $6 million in 2025 related to the adjusting items shown below Operating Income
(2) Includes $237 million in 2026 and $487 million in 2025 related to the adjusting items shown below Operating Income
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 22, 2026.
Note: Sums might not foot to total due to rounding.2

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs increased by 0.8%.
•Net revenues increased by 7.6% organically, mainly reflecting: a favorable pricing variance mainly driven by international combustibles; supported by favorable volume/mix, driven by international smoke-free volumes, notwithstanding adverse international combustibles mix.
•Operating income increased by 10.7% on an organic basis, largely reflecting the same factors as for net revenues.

International Smoke-Free Segment
•Shipment volume grew by 8.0%, with broad based growth across markets, notably Taiwan, Romania, and Greece.
•Net revenues increased by 11.8% on an organic basis, reflecting: a favorable volume/mix driven by higher HTU and e-vapor volumes and a favorable pricing variance due to HTUs.
•Gross profit increased by 14.6% organically mainly due to the same factors as for net revenues.

International Combustibles Segment
•Shipment volume grew by 1.1% with notable increases in Turkey, Indonesia, and Egypt.
•Net revenues increased by 6.4% on an organic basis, reflecting: a favorable pricing variance, partially offset by unfavorable mix as growth in developing economies more than offset declines in Europe.
•Gross profit increased by 8.0% organically due to the same factors as for net revenues.

U.S. Segment
•Net revenues slightly decreased by 0.9% organically, primarily reflecting: broadly stable ZYN revenues, declines in the cigar business, and unfavorable phasing dynamics in Wellness.
•Gross profit decreased by 8.9% on an organic basis reflecting the same factors as for net revenues and higher manufacturing costs linked to the expansion of our footprint.
•Adjusted OCI decreased by 19.1% organically, to $279 million, reflecting the same factors as for adjusted gross profit and phasing of investments in marketing, administration and research costs as part of the Aspeya Wellness business.

First Six Months 2026 Operating Review

Net Revenues (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$19,441	$6,471	$11,209	$1,762
Price	1,150	174	1,042	(65)
Volume/Mix/Other	(125)	715	(614)	(226)
Acquisitions & Divestitures	(17)	(17)	—	—
Currency	889	371	510	8
2026	$21,338	$7,713	$12,147	$1,478
vs. YTD 2025	9.8%	19.2%	8.4%	(16.1)%
Organic growth	5.3%	13.7%	3.8%	(16.5)%
3

Gross Profit (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$13,136	$4,405	$7,435	$1,296
Price	1,150	174	1,042	(65)
Volume/Mix/Other	(238)	488	(522)	(205)
Cost	(75)	83	(68)	(89)
Acquisitions & Divestitures	(4)	(4)	—	—
Currency	595	254	342	(1)
2026	$14,564	$5,400	$8,229	$935
vs. YTD 2025	10.9%	22.6%	10.7%	(27.9)%

Adjustments*	12	1	—	10
2026 Adjusted Gross Profit	$14,576	$5,402	$8,229	$945
vs. YTD 2025	10.9%	22.6%	10.7%	(27.6)%
Organic growth	6.4%	16.9%	6.1%	(27.5)%

2026 Adj. Gross Profit Margin	68.3%	70.0%	67.7%	63.9%
vs. YTD 2025	0.7pp	1.9pp	1.4pp	(10.2)pp
Organic growth	0.7pp	1.9pp	1.5pp	(9.7)pp
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 22, 2026.

PMI (in millions)				Variance Favorable / (Unfavorable)
	2026	2025	Change	Total	Price	Volume / Mix / Other	Cost	Acq. / Divest.	Currency
Net Revenues	21,338	19,441	9.8%	1,897	1,150	(125)	–	(17)	889
Cost of Sales(1)	(6,774)	(6,305)	(7.4)%	(469)	–	(113)	(75)	13	(294)
Gross Profit	14,564	13,136	10.9%	1,428	1,150	(238)	(75)	(4)	595
Marketing, Administration and Research Costs(2)	(5,838)	(5,416)	(7.8)%	(422)	–	–	(116)	2	(308)
Impairment of Goodwill	—	(41)	+100%	41	–	–	41	–	–
Corporate Expenses & Other	(303)	(423)	28.4%	120	–	–	(11)	–	131
Operating Income	8,423	7,256	16.1%	1,167	1,150	(238)	(161)	(2)	418
Adjustments*	(518)	(780)	33.6%	262	–	–	262	–	–
Adj. Operating Income	8,941	8,036	11.3%	905	1,150	(238)	(423)	(2)	418

Adj. OI Margin	41.9%	41.3%	0.6pp
(1) Includes $12 million in 2026 and $11 million in 2025 related to the adjusting items shown below Operating Income
(2) Includes $506 million in 2026 and $728 million in 2025 related to the adjusting items shown below Operating Income
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 22, 2026.

Note: Sums might not foot to total due to rounding.3

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs declined by 0.4%.
•Net revenues increased by 5.3% organically, mainly reflecting: a favorable pricing variance mainly driven by international combustibles; partly offset by unfavorable volume/mix, mainly driven by lower international combustibles and U.S. volumes, notwithstanding higher international smoke-free volumes.
•Operating income increased by 6.1% on an organic basis, reflecting the same factors as for net revenues, partially offset by higher marketing, administration and research costs.

International Smoke-Free Segment
•Shipment volume grew by 9.9%, notably due to Taiwan, Italy, and Global Travel Retail.
•Net revenues increased by 13.7% on an organic basis, reflecting: a favorable volume/mix driven by higher HTU and e-vapor volumes and a favorable pricing variance due to higher HTU pricing.
•Gross profit increased by 16.9% organically mainly due to the same factors as for net revenues

International Combustibles Segment
•Shipment volume declined by 1.9% with notable decreases in Russia, Mexico, and Germany.
•Net revenues increased by 3.8% on an organic basis, reflecting: an unfavorable volume/mix; more than offset by a favorable pricing variance.
•Gross profit increased by 6.1% organically due to the same factors as for net revenues.

U.S. Segment
•Net revenues decreased by 16.5% organically, reflecting: unfavorable dynamics in the first quarter with ZYN volumes impacted by distributor and trade inventory movements and an unfavorable price comparison due to low levels of ZYN promotional activity in the prior year.
•Gross profit decreased by 27.5% on an organic basis reflecting the same factors as for net revenues and higher manufacturing costs.
•Adjusted OCI decreased by 50.2% organically, to $379 million, reflecting the same factors as for gross profit and increased investments in marketing, administration and research costs.

Conference Call
A conference call hosted by Emmanuel Babeau, Group Chief Financial Officer, and Massimo Andolina, incoming Group Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on July 22, 2026. The webcast can be accessed here. Further market data will be provided in an appendix to the webcast presentation.

Investor Relations:	Media:
InvestorRelations@pmi.com	Corey.Henry@pmi.com
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Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. Our smoke-free products are available for sale in 109 markets as of June 30, 2026. As of December 31, 2025 PMI estimates they were used by over 43 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for approximately 42% of PMI’s second-quarter 2026 total net revenues. Since 2008, PMI has invested over $16 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke or use other nicotine-containing consumer products, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables, General snus and 20 ZYN nicotine pouch variants also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness areas. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: marketing and regulatory restrictions that could reduce our competitiveness, disrupt our SFP commercialization efforts, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; excise tax increases and discriminatory tax structures; health concerns relating to the use of tobacco and other nicotine-containing products; litigation related to tobacco and/or nicotine products and intellectual property rights; intense competition; inability to anticipate changes in adult consumer preferences; use and reliance on third-parties; the adverse effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; geopolitical instability; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; continued decline of tax-paid cigarettes; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, sustained periods of elevated inflation, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; disruptions in the credit markets or changes to its credit ratings; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as product components for its electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful, in key markets or systemically, in its efforts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, and promote brand equity; if there are prolonged disruptions of facilities used to produce its products; if it is unable to enter new markets or improve its margins through increased prices and productivity gains; if other market participants are more successful in their SFP commercialization efforts; if it is unable to attract and retain the best global talent; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2025, and the Quarterly Report on Form 10-Q for the second quarter ended June 30, 2026, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated July 22, 2026, and here. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating companies income, operating income, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, divestitures, restructuring costs, tax items and other adjusting items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.